EXHIBIT 8.1

                              LIST OF SUBSIDIARIES




1.   ALB Holdings Ltd.

The Company holds a 100% interest in ALB Holdings Ltd., a British Columbia Corporation.

2.   Mina Real Mexico S.A. de C.V.

The Company directly owns a 51% interest in Mina Real Mexico S.A. de C.V., which was incorporated in Mexico in January 2006. Through its 100% interest in ALB Holdings Ltd., the Company indirectly holds the remaining 49% interest in Mina Real Mexico S.A. de C.V.

3.   Minera Nayarit S.A. de C.V.

The Company holds a 60% interest in Minera Nayarit S.A. de C.V., which was incorporated April 29, 2004 in Mexico. Minera Nayarit S.A. de C.V. is dormant.